Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Nine Months Ended September 30, 2018

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MDEQ	Michigan Department of Environmental Quality

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NEXUS	NEXUS Gas Transmission, LLC, a joint venture in which a subsidiary of DTE Energy owns a 50% partnership interest

Represented	Employees of DTE Energy subsidiaries' that are covered by collective bargaining agreements

SEC	Securities and Exchange Commission

TCJA	Tax Cuts and Jobs Act of 2017

TCJA rate reduction reserve	Beginning January 1, 2018, as a result of the change in the corporate tax rate, DTE Gas has reduced revenue and recorded an offsetting regulatory liability

Topic 606	FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, as amended

VIE	Variable Interest Entity

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Operating Revenues	$162	$149	$955	$915

Operating Expenses
Cost of gas	16	11	283	270
Operation and maintenance	123	109	354	326
Depreciation and amortization	32	30	94	90
Taxes other than income	16	10	54	48
	187	160	785	734
Operating Income (Loss)	(25)	(11)	170	181

Other (Income) and Deductions
Interest expense	17	16	50	48
Interest income	(1)	(3)	(4)	(6)
Non-operating retirement benefits, net	(1)	—	(1)	—
Other income	(4)	(2)	(9)	(6)
Other expenses	1	—	2	1
	12	11	38	37
Income (Loss) Before Income Taxes	(37)	(22)	132	144

Income Tax Expense (Benefit)	(8)	(8)	44	51

Net Income (Loss)	$(29)	$(14)	$88	$93

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(In millions)
Net Income (Loss)	$(29)	$(14)	$88	$93
Other comprehensive income	—	—	—	—
Comprehensive Income (Loss)	$(29)	$(14)	$88	$93

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	September 30,	December 31,
	2018	2017
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable (less allowance for doubtful accounts of $29 and $16, respectively)
Customer	201	354
Affiliates	46	29
Other	8	6
Inventories
Gas	82	29
Materials and supplies	17	16
Gas customer choice deferred asset	50	61
Notes receivable
Affiliates	1	—
Other	5	5
Regulatory assets	1	4
Prepaid property tax	28	13
Other	6	4
	445	521

Investments	34	32

Property
Property, plant, and equipment	5,444	5,174
Accumulated depreciation and amortization	(1,828)	(1,781)
	3,616	3,393
Other Assets
Regulatory assets	679	715
Net investment in lease	45	49
Prepaid pension costs — affiliates	162	145
Prepaid postretirement costs — affiliates	190	157
Other	9	10
	1,085	1,076
Total Assets	$5,180	$5,022

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	September 30,	December 31,
	2018	2017
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$17	$19
Other	175	174
Short-term borrowings
Affiliates	69	47
Other	26	300
Current portion of long-term debt	—	100
Regulatory liabilities	21	1
Accrued environmental liabilities	21	28
Other	59	84
	388	753

Long-Term Debt (net of current portion)	1,543	1,224

Other Liabilities
Deferred income taxes	568	534
Regulatory liabilities	768	737
Asset retirement obligations	156	150
Accrued pension liability — affiliates	107	107
Accrued postretirement liability — affiliates	1	1
Other	34	40
	1,634	1,569
Commitments and Contingencies (Note 10)

Shareholder's Equity
Common stock ($1 par value, 15,100,000 shares authorized, and 10,300,000 shares issued and outstanding for both periods	849	714
Retained earnings	766	762
Total Shareholder's Equity	1,615	1,476
Total Liabilities and Shareholder's Equity	$5,180	$5,022

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
	(In millions)
Operating Activities
Net Income	$88	$93
Adjustments to reconcile Net Income to Net cash from operating activities:
Depreciation and amortization	94	90
Allowance for equity funds used during construction	(6)	(4)
Deferred income taxes	47	51
Changes in assets and liabilities:
Accounts receivable, net	134	130
Inventories	(54)	(47)
Prepaid pension costs — affiliates	(17)	(15)
Prepaid postretirement benefit costs — affiliates	(33)	(14)
Accounts payable	(11)	(10)
Accrued pension liability — affiliates	—	(23)
Regulatory assets and liabilities	93	38
Other current and noncurrent assets and liabilities	(40)	(32)
Net cash from operating activities	295	257
Investing Activities
Plant and equipment expenditures	(319)	(335)
Notes receivable and other	7	6
Net cash used for investing activities	(312)	(329)
Financing Activities
Issuance of long-term debt, net of issuance costs	318	79
Redemption of long-term debt	(100)	—
Capital contribution by parent company	135	—
Short-term borrowings, net — other	(274)	70
Short-term borrowings, net — affiliate	22	—
Dividends on common stock	(84)	(78)
Net cash from financing activities	17	71
Net Decrease in Cash and Cash Equivalents	—	(1)
Cash and Cash Equivalents at Beginning of Period	—	1
Cash and Cash Equivalents at End of Period	$—	$—

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$58	$55

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

	Common Stock		Additional Paid-in Capital	Retained Earnings
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2017	10,300	$10	$704	$762	$1,476
Net Income	—	—	—	88	88
Dividends declared on common stock	—	—	—	(84)	(84)
Capital contribution by parent company	—	—	135	—	135
Balance, September 30, 2018	10,300	$10	$839	$766	$1,615

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and the MDEQ.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company's 2017 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited but, in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2018.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in NEXUS through purchases under a long-term transportation capacity contract. NEXUS, a joint venture with a subsidiary of DTE Energy, which owns a 256-mile pipeline to transport Utica and Marcellus shale gas to Ohio, Michigan, and Ontario market centers. NEXUS is a VIE as it has insufficient equity at risk to finance its activities. The Company is not the primary beneficiary, as the power to direct significant activities is shared between the owners of the equity interests.
As of September 30, 2018, there are no assets or liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract as the associated pipeline was not yet in service. The NEXUS pipeline was placed in-service in the fourth quarter of 2018. The Company has not provided any significant form of financial support associated with the long-term contract. There is no significant potential exposure to loss as a result of the Company's variable interest through the long-term contract.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Income Taxes
The 2018 estimated annual effective tax rate for DTE Gas is 30%. This tax rate is affected by estimated annual permanent items, including AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period, but are not consistent from period to period.
The interim effective tax rate of DTE Gas is as follows:

	Effective Tax Rate
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
DTE Gas	22%	36%	33%	35%
The 14% decrease and 2% decrease in the effective tax rate for the three and nine months ended September 30, 2018, respectively, was primarily due to the reduction of the corporate tax rate from 35% to 21%, which became effective in 2018. The decrease was partially offset by true-up adjustments to the remeasurement of deferred taxes in 2018 of $2 million and $10 million for the three and nine months ended September 30, 2018, respectively, and the ending of pre-2017 amortization of refundable income taxes. For further discussion regarding the true-up adjustments, see Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements."
The Company had income tax receivables with DTE Energy of $39 million and $29 million at September 30, 2018 and December 31, 2017, respectively.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $3 million and $2 million for the three months ended September 30, 2018 and 2017, respectively, while such allocation was $7 million for the nine months ended September 30, 2018 and 2017.

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also required expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard is to be applied retrospectively. The Company adopted the standard effective January 1, 2018, using the modified retrospective approach. Under the modified retrospective approach, the information for periods prior to the adoption date has not been restated and continues to be reported under the accounting standards in effect for those periods. As permitted under the standard, the Company has elected to apply the guidance only to those contracts that were not completed at January 1, 2018, and has elected not to restate the impacts of any contract modifications made prior to the earliest period presented.
The adoption of the ASU did not have a significant impact on the Company's financial position or results of operations, but required additional disclosures for revenue. See Note 4 to the Consolidated Financial Statements, "Revenue."

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

In March 2017, the FASB issued ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments in this update required that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside of income from operations. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The Company adopted the standard effective January 1, 2018. The standard has been applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. As permitted by the standard, the Company has used benefit cost amounts disclosed for prior periods as the basis for retrospective application in the income statement. As a result of regulatory mechanisms, the impact to the Consolidated Financial Statements was not material for the three and nine months ended September 30, 2018.
In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC paragraphs pursuant to SEC Staff Accounting Bulletin No. 118. The Amendments in this update add various SEC paragraphs pursuant to the issuance of SEC Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118). SAB 118 directs taxpayers to consider the implications of the TCJA as provisional when it does not have the necessary information available, prepared, or analyzed in reasonable detail to complete its accounting for the change in the tax law. As described in Note 7 of the DTE Gas December 31, 2017 Consolidated Financial Statements, "Income Taxes," and in accordance with SAB 118, the Company recorded amounts that were considered provisional. During the three and nine months ended September 30, 2018, the Company recorded true-up adjustments to the remeasurement of deferred taxes of $2 million and $10 million, respectively. The impact of the true-up adjustments was an increase in Income Tax Expense and offset to Regulatory liabilities. The true-up adjustments were a result of further analysis for items subject to further consideration at December 31, 2017, under SAB 118 and primarily related to timing differences not recoverable from DTE Gas customers. The Company will continue to analyze the amounts throughout 2018, which may result in additional changes.
Recently Issued Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), as amended. This guidance requires a lessee to account for leases as finance or operating leases, and disclose key information about leasing arrangements. Both types of leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition, depending on the lease classification. The Company will adopt the standard on January 1, 2019. The standard allows lessees and lessors to apply either, 1) a modified retrospective approach for leases existing or entered into after the beginning of the earliest comparative period in the Consolidated Financial Statements, or 2) a prospective transition approach for leases existing as of January 1, 2019 with a cumulative effect adjustment to be recorded to retained earnings. The Company plans to apply the standard on a prospective basis. The Company expects to elect the package of practical expedients allowing entities to not reassess whether an agreement is a lease, to carryforward the existing lease classification, and to not reassess initial direct costs associated with existing leases. The Company also plans to elect to exclude leases from the balance sheet that are for a period of one year or less, as well as, the practical expedient allowing entities to not evaluate land easements under the new guidance at adoption if they were not previously accounted for as leases.
A third-party software tool is being implemented that will assist with the initial adoption and ongoing compliance of the standard. Preliminary system configuration has been completed and testing is in progress. The Company is continuing procedures to ensure all leases are captured, as well as, evaluating and implementing new business processes, internal controls, and accounting policies. In addition, the Company is monitoring utility industry implementation issues for pipeline laterals and other industry specific arrangements. While the Company expects an increase in assets and liabilities, as well as additional disclosures, it is still assessing the impact of this ASU on its Consolidated Financial Statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update replace the incurred loss impairment methodology in current generally accepted accounting principles with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

In February 2018, the FASB issued ASU No. 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the TCJA. The amendments in this update also require entities to disclose their accounting policy for releasing income tax effects from accumulated other comprehensive income. The ASU is effective for the Company for fiscal years beginning after December 15, 2018, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurements (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update modify the disclosure requirements on fair value measurements in Topic 820. The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-14, Compensation — Retirement Benefits — Defined Benefit Plans (Subtopic 715-20): Disclosure Framework — Changes to the Disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The amendments in this update modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. The ASU is effective for the Company for fiscal years ending after December 15, 2020. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The amendments in this update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The ASU is effective for the Company for fiscal years beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

NOTE 4 — REVENUE
Significant Accounting Policy
Upon the adoption of Topic 606, revenue is measured based upon the consideration specified in a contract with a customer at the time when performance obligations are satisfied. Under Topic 606, a performance obligation is a promise in a contract to transfer a distinct good or service or a series of distinct goods or services to the customer. The Company recognizes revenue when performance obligations are satisfied by transferring control over a product or service to a customer. The Company has determined control to be transferred when the product is delivered or the service is provided to the customer. For the three and nine months ended September 30, 2018, recognition of revenue for the Company subsequent to the adoption of Topic 606 is substantially similar in amount and approach to that prior to adoption.
Rates for the Company include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are included in Regulatory assets or liabilities on the Company's Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Disaggregation of Revenue
The following is a summary of disaggregated revenues for the Company:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2018	2018
	(In millions)
Gas sales	$87	$712
End User Transportation	33	167
Intermediate Transportation	10	38
Other	32	38
Total Gas operating revenues(a)	$162	$955
_______________________________________

(a)
Includes a reduction of $4 million under Alternative Revenue Programs for the nine months ended September 30, 2018, and $2 million and $6 million of other revenues, which are both outside the scope of Topic 606 for the three and nine months ended September 30, 2018, respectively.

Nature of Goods and Services
The Company has contracts with customers which may contain more than one performance obligation. When more than one performance obligation exists in a contract, the consideration under the contract is allocated to the performance obligations based on the relative standalone selling price. The Company generally determines standalone selling prices based on the prices charged to customers.
Under Topic 606, when a customer simultaneously receives and consumes the product or service provided, revenue is considered to be recognized over time. Alternatively, if it is determined that the criteria for recognition of revenue over time is not met, the revenue is considered to be recognized at a point in time.
Revenues are primarily comprised of the supply and delivery of natural gas, and other services including storage, transportation, and appliance maintenance. Revenues are primarily associated with cancelable contracts with the exception of certain long-term contracts with commercial and industrial customers. Revenues, including estimated unbilled amounts, are generally recognized over time based upon volumes delivered or through the passage of time ratably based upon providing a stand-ready service. The Company has determined that the above methods represent a faithful depiction of the transfer of control to the customer. Unbilled revenues are typically determined using both estimated meter volumes and estimated usage based upon the number of unbilled days and historical temperatures. Estimated unbilled amounts recognized in revenue are subject to adjustment in the following reporting period as actual volumes by customer class and service type are known. Revenues are typically subject to tariff rates or other rates subject to regulatory oversight and are billed and received monthly. Tariff rates are determined by the MPSC on a per unit or monthly basis.
Transaction Price Allocated to the Remaining Performance Obligations
In accordance with optional exemptions available under Topic 606, the Company did not disclose the value of unsatisfied performance obligations for (1) contracts with an original expected length of one year or less, (2) with the exception of fixed consideration, contracts for which revenue is recognized at the amount to which the Company has the right to invoice for goods provided and services performed, and (3) contracts for which variable consideration relates entirely to an unsatisfied performance obligation.
Such contracts consist of varying types of performance obligations, including the supply and delivery of energy related products and services. Contracts with variable volumes and/or variable pricing have also been excluded as the related consideration under the contract is variable at inception of the contract. Contract lengths vary from cancelable to multi-year.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

The Company expects to recognize revenue for the following amounts related to fixed consideration associated with remaining performance obligations in each of the future periods noted:

(In millions)
2018	$18
2019	70
2020	65
2021	51
2022	38
2023 and thereafter	118
Total	$360
Other Matters
The Company has recognized charges of $13 million and $37 million related to expense recognized for estimated uncollectible accounts receivable for the three and nine months ended September 30, 2018, respectively.

NOTE 5 — REGULATORY MATTERS
2017 Gas Rate Case Filing
DTE Gas filed a rate case with the MPSC on November 22, 2017 requesting an increase in base rates of $85.1 million based on a projected twelve-month period ending September 30, 2019. The requested increase in base rates was primarily due to an increase in net plant. The rate filing also requested an increase in return on equity from 10.1% to 10.5% and included projected changes in sales, operations and maintenance expenses, and working capital. On May 24, 2018, DTE Gas reduced its initial requested increase in base rates to $38.1 million, primarily due to the effects of the TCJA on the original request. To mitigate the impact to its customers resulting from ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715), DTE Gas suggested regulatory accounting treatment, consistent with the methodology approved by the MPSC in the 2017 DTE Electric Rate Case order. As such, beginning January 1, 2018, pension and postretirement cost components previously included as capital overhead are being deferred. For further discussion of ASU No. 2017-07, see Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements." On September 13, 2018, the MPSC issued an order approving an annual revenue increase of $9 million for services rendered on or after October 1, 2018. The MPSC authorized a return on equity of 10%. Refer to the 2017 Tax Reform section below for further detail regarding the impact of the TCJA Credit A filing.
2017 Tax Reform
On December 27, 2017, the MPSC issued an order to consider changes in the rates of all Michigan rate-regulated utilities to reflect the effects of the federal TCJA. On January 19, 2018, DTE Gas filed information with the MPSC regarding the potential change in revenue requirements due to the TCJA effective January 1, 2018, and outlined its recommended method to flow the current and deferred tax benefits of those impacts to ratepayers.
On February 22, 2018, the MPSC issued an order in this case requiring utilities, including DTE Gas, to follow a 3-step approach of credits and calculations. The first step is to establish Credit A, through contested cases. Credit A is a going-forward tax credit to reflect the reduction of the corporate tax rate from 35% to 21%. DTE Gas submitted its Credit A filing on March 28, 2018, reflecting a reduction in revenues of $38.2 million. The MPSC approved the $38.2 million reduction on May 30, 2018, to be effective July 1, 2018. With approval of the DTE Gas Rate Order on September 13, 2018, effective October 1, 2018, this separate Credit A was terminated.
The second step is to establish Credit B, through contested cases. Credit B is a backward-looking tax credit to reflect the reduction of the corporate rate of 35% to 21%, for the period January 1, 2018 up to the date Credit A is implemented. The Credit B filing is required within sixty days after Credit A is implemented. For Credit B, DTE Gas has been deferring the impact of the reduction to the corporate tax rate since January 1, 2018. DTE Gas submitted its Credit B filing on July 30, 2018, reflecting a $25 million refund effective January 2019 through June 2019. On October 24, 2018, the MPSC issued an order approving the refund in DTE Gas' Credit B filing.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

The third step is to perform Calculation C to address all remaining issues relative to the new tax law, which is primarily the remeasurement of deferred taxes and how the amounts deferred as Regulatory liabilities will flow to ratepayers. DTE Gas is required to file Calculation C no later than November 16, 2018.

NOTE 6 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at September 30, 2018 and December 31, 2017. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments
The following table presents the carrying amount and fair value of financial instruments:

	September 30, 2018				December 31, 2017
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$1	$—	$—	$1	$—	$—	$—	$—
Notes receivable — other(a), excluding capital leases	$7	$—	$—	$7	$8	$—	$—	$8
Short-term borrowings — affiliates	$69	$—	$—	$69	$47	$—	$—	$47
Short-term borrowings — other	$26	$—	$26	$—	$300	$—	$300	$—
Long-term debt(b)	$1,543	$—	$640	$929	$1,324	$—	$851	$587
_______________________________________

(a)	Long-term portion included in Other Assets — Other on the Consolidated Statements of Financial Position.

(b)	Includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 7 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

NOTE 7 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2021. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

NOTE 8 — LONG-TERM DEBT
Debt Issuances
In 2018, the following debt was issued:

Month	Type	Interest Rate	Maturity Date	Amount
				(In millions)
August	Mortgage Bonds (a)	3.81%	2028	$195
August	Mortgage Bonds (a)	4.14%	2048	$125
				$320
_______________________________________

(a)	Proceeds used for the repayment of short term borrowings and for general corporate purposes.
Debt Redemptions
In 2018, the following debt was redeemed:

Month	Type	Interest Rate	Maturity Date	Amount
				(In millions)
April	Senior Notes	6.04%	2018	$100
				$100

NOTE 9 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2022. The Company had $26 million outstanding against the revolver at September 30, 2018.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At September 30, 2018, the total funded debt to total capitalization ratio for the Company was 0.50 to 1 and was in compliance with this financial covenant.

NOTE 10 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of six of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of six additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of September 30, 2018 and December 31, 2017, the Company had $32 million and $41 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2021.
Purchase Commitments
The Company expects that 2018 annual capital expenditures will be approximately $460 million, and has made certain commitments in connection with the estimated 2018 annual capital expenditures.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 5 to the Consolidated Financial Statements, "Regulatory Matters ."

NOTE 11 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by the LLC and cover substantially all employees of the Company. The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified and non-qualified pension plans is accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate participants.
Three and nine months ended September 30, 2017 pension plan benefit balances for the Company have been updated to reflect reporting requirements of multiemployer plan disclosure guidance.
The following table details the components of net periodic benefit costs (credits) for represented pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2018	2017	2018	2017
	(In millions)
Three Months Ended September 30,
Service cost	$3	$3	$2	$1
Interest cost	6	6	4	4
Expected return on plan assets	(9)	(8)	(11)	(10)
Amortization of:
Net actuarial loss	4	5	1	1
Prior service credit	—	—	—	(1)
Net periodic benefit cost (credit)	$4	$6	$(4)	$(5)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

	Pension Benefits		Other Postretirement Benefits
	2018	2017	2018	2017
	(In millions)
Nine Months Ended September 30,
Service cost	$10	$9	$5	$5
Interest cost	17	18	11	12
Expected return on plan assets	(27)	(25)	(32)	(31)
Amortization of:
Net actuarial loss	13	13	4	1
Prior service credit	—	—	—	(3)
Net periodic benefit cost (credit)	$13	$15	$(12)	$(16)
DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and nonqualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in capital expenditures and regulatory liabilities were $1 million and $2 million for the three months ended September 30, 2018 and 2017, respectively, and $2 million and $3 million for the nine months ended September 30, 2018 and 2017, respectively. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.
Pension and Other Postretirement Contributions
The Company does not anticipate making any contributions to the pension plans or other postretirement benefit plans in 2018.